FULFILLMENT SERVICES AGREEMENT


by and between


DELUXE LABORATORIES, INC.


and


VISUAL BIBLE INTERNATIONAL, INC.




Dated:  As of January 9, 2004









TABLE OF CONTENTS
Page

1.   Definitions    1
2.   Fulfillment Services.    1
2.1  Exclusive Services  1
2.2  Provision of Fulfillment Services  1
2.3  First-Class Quality 2
3.   Supply; Shipment    2
3.1  Supply of VBI Materials  2
3.2  Shipping and Packing Materials     2
4.   Receiving; Warehousing.  2
4.1  General   2
4.2  Storage   2
5.   Order Fulfillment   2
6.   Shipping  2
6.1  Tracking  3
6.2  Reports   3
7.   Creation of On-Line Inventory Management System   3
8.   Deluxe Fees and Charges  4
9.   VBI Materials. 4
9.1  Title to the VBI Materials    4
9.2  Insurance 4
9.3  Accuracy and Review of the VBI Materials     4
9.4  Content of the VBI Materials  4
9.5  Internet Access and Security  4
10.  Destruction of VBI Materials  4
11.  Payment   5
12.  Taxes, Insurance, Freight     5
13.  Return of Materials 5
14.  Warranties; Indemnification.  5
14.1 VBI Warranties 5
14.2 Deluxe Warranties   6
14.3 Indemnification     6
15.  Proprietary Rights; Ownership of Materials.  6
15.1 Proprietary Rights of VBI     6
15.2 Proprietary Rights of Deluxe  7
16.  Exclusivity    7
17.  Term 7
18.  Early Termination   8
19.  Enforcement.   8
19.1 Claims    8
19.2 Disclaimer; Limitation of Liability     8
19.3 Remedies Cumulative 9
19.4 No Implied Waiver   9
20.  Miscellaneous. 9
20.1 Governing Law  9
20.2 Independent Contractors; No Third Party Beneficiaries  9
20.3 Amendments and Waivers   9
20.4 Notices   10
20.5 Force Majeure  11
20.6 Entire Agreement    11
20.7 Confidentiality     11
20.8 Severability   11
20.9 Headings  11
20.10     Currency  11
20.11     Successors and Assigns   11
20.12     Counterparts   12



SCHEDULES
Schedule A     Fulfillment Services


DEFINED TERMS USED IN AGREEMENT
Page

Agreement 1
Confidential Information 11
Deluxe    1
Deluxe Agreements   1
Deluxe Materials    7
Deluxe Media   1
DMM  1
Effective Date 1
Fulfillment Services     1
Hosting Services    7
Payment Date   5
System    3
Term 8
Third Party Agreement    7
VBI  1
VBI Materials  1
Web Site(s)    3


FULFILLMENT SERVICES AGREEMENT


      This Fulfillment Services Agreement (oAgreementoe) is entered into as of the 9th day of January, 2004 by and between Deluxe
Laboratories, Inc., a Delaware corporation (oDeluxeoe), and Visual Bible International, Inc., a Florida corporation.


      WHEREAS, Deluxe provides certain fulfillment services through its Deluxe Media Management division (oDMMoe).


      NOW, THEREFORE, in consideration of the mutual covenants and agreements contained in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties, the parties agree as follows:


      1. Definitions. As used in this Agreement, the following terms shall have the meanings set forth below:

            (a) oDeluxe Agreementsoe shall include all of the following agreements: (i) that certain Video Duplication, DVD Replication and Distribution Services Agreement, dated as of August 2002, by and between VBI and Deluxe Media Services, Inc. (oDeluxe Mediaoe ); (ii) that certain Film Processing Agreement, dated August 2002, by and between VBI and Deluxe; and (iii) that certain Inducement Agreement, dated as of August 2002, by and between VBI, Deluxe and Deluxe Media.

            (b) oEffective Dateoe shall mean the date of this Agreement.

            (c) oFulfillment Servicesoe shall mean the management and fulfillment of DVD and VHS sets and other material provided to Deluxe by or on behalf of VBI (oVBI Materialsoe), and the development of the on-line inventory management system for use on a Internet web site(s) designed, developed, operated and maintained by VBI, as further described in Schedule A hereto.

            (d) oVBIoe shall meanVisual Bible International, Inc., and any corporation, partnership, limited liability company, joint venture or other entity or division, now existing or hereafter acquired, of which substantially all of the assets or greater than fifty percent (50%) of the issued and outstanding shares or other interests are owned, directly or indirectly, by VBI, or in respect of which VBI shall have the right, by contract or otherwise, to select the companies to provide Fulfillment Services to such entity.

      2. Fulfillment Services.

            2.1 Exclusive Services. On the terms and subject to the conditions hereafter set forth, during the Term Deluxe shall provide to VBI, and VBI shall be required to purchase exclusively from Deluxe as provided in Section 16 hereof, all of VBIAEs United States and Canadian requirements for Fulfillment Services.

            2.2 Provision of Fulfillment Services. Deluxe shall have the discretion to provide the Fulfillment Services to VBI under this Agreement from any facility in the United States that is owned or controlled by Deluxe, provided that with VBIAEs consent, which shall not be unreasonably withheld, Deluxe may subcontract such Fulfillment Services to unaffiliated third parties. No such subcontract shall relieve Deluxe of its obligations hereunder. Subject to the provisions of this Agreement relating to VBIAEs failure to deliver materials in a timely manner, if Deluxe elects to perform the Fulfillment Services at a facility other than the Deluxe facility from which VBI requested the Fulfillment Services, Deluxe shall bear any increase in costs for such Fulfillment Services.

            2.3 First-Class Quality. The Fulfillment Services provided hereunder shall be of a first-class quality. First-class quality shall mean the higher of: (i) the highest industry standards for comparable services provided to similar customers; or (ii) the highest quality Deluxe provides to any other similar customer.

      3. Supply; Shipment.  VBI shall purchase from Deluxe, and
Deluxe shall furnish to VBI, all labor, equipment, tools, cartage and adequate personnel and supervision to perform the Fulfillment
Services in accordance with this Agreement.

            3.1 Supply of VBI Materials. Deluxe will coordinate with VBI to receive at its premises all VBI Materials to be distributed during the term hereof. VBI will be responsible for ensuring that the quantity of VBI Materials it provides is sufficient to fulfill orders received by Deluxe. VBI will provide Deluxe with an order form (or will utilize the provided online ordering system) indicating destination, Deluxe account number, title, description and quantities to be received and distributed.

            3.2 Shipping and Packing Materials. Deluxe shall provide normal shipping and packing materials and supplies for use in assembling the VBI Materials for distribution, as provided in
Section IV(C) of Schedule A hereto. VBI may provide instructions on packaging methods reasonably desired which Deluxe agrees to follow. VBI shall have thirty (30) business days from the time Deluxe receives the initial inventory to review and approve all packing materials, the application of mailing labels, packing slips and bar code labels, in advance of shipping, or the submitted packing materials shall be deemed approved.

      4. Receiving; Warehousing.

            4.1 General. All materials shall be delivered to Deluxe by VBI as provided in Section I of Schedule A. Deluxe shall provide VBI with a receiving report as soon as possible after receipt of VBI Materials.

            4.2 Storage.  Deluxe will provide storage of VBI
Materials at the rates set forth in Section IV(F) of Schedule A hereto.

      5. Order Fulfillment. VBI shall place orders with Deluxe, using a Deluxe purchase order, for the purchase of materials which are to be provided by Deluxe in order to perform the Fulfillment
Services.

      6. Shipping. Deluxe shall prepare VBI Materials for shipping based on routing instructions provided by VBI or its designees. All materials shall be delivered by Deluxe F.O.B. DeluxeAEs Valencia facility. VBI will schedule pick-ups with couriers and freight vendors and will be solely responsible for shipping VBI Materials and related costs, as provided in Section IV(B) of Schedule A hereto. Deluxe shall complete Fulfillment Services based on specified due date(s) set forth in VBIAEs order, provided that Deluxe shall not be required to ship any VBI Materials less than twenty four (24) hours from the time that such materials have actually been received at the Deluxe facility from which such shipment shall be made, and subject to the availability of adequate quantity VBI Materials in inventory. Notwithstanding the immediately foregoing sentence, Deluxe shall use its best efforts to ship orders of up to 1,000 units within six (6) hours after receipt of the respective materials at the Deluxe facility from which shipment shall be made, subject to the availability of adequate quantity VBI Materials in inventory. Deluxe shall provide Fulfillment Services during normal business hours Monday through Friday, unless prior arrangements have been made. Deluxe shall be excused from liability for unusual delays or failure to deliver or fill any order where such delay or failure is caused by a force majeure event as provided in Section 20.5 of this Agreement. A daily cut off time for orders shall be determined and established based on the carrierAEs shipping deadline provided to the given Deluxe facility. Depending on volume and preparation of orders, Deluxe shall be allowed adequate time to successfully fulfill and package the requested VBI Materials prior to delivery to the given carrier. Any claim by VBI for damage occurring during shipment via a carrier as provided herein shall be made directly against the carrier, with a copy of such claim forwarded to Deluxe within seven

(7) business days.

            6.1 Tracking. Deluxe shall use its computer database and other means available to Deluxe to track the progress and location of VBI Materials, and will advise VBI as appropriate.

            6.2 Reports. Deluxe shall furnish daily and monthly reports as set forth in Section V(A) of Schedule A hereto.

      7. Creation of On-Line Inventory Management System. Deluxe shall develop and maintain on behalf of VBI an on-line inventory management system (the oSystemoe ) with the functionality described in Section IV(A) of Schedule A hereto, which will be accessible through the web site(s) designed, developed, operated and maintained by VBI or by a third party engaged by VBI, in each case at VBIAEs sole cost and expense (the oWeb Site(s)oe). VBI agrees that it shall cause such third party to cooperate with Deluxe in the development of an interface for the Web Site(s), as further provided in Section II of Schedule A hereto. Deluxe shall provide fifteen hours of programming services to create the System at no charge to VBI. For all additional time spent by Deluxe on the System, Deluxe shall invoice VBI at the rate of $95 per hour.

      DeluxeAEs sole obligation regarding the Web Site and other Web Services to be provided by Deluxe pursuant to this Agreement shall be as set forth in this Agreement. VBI shall be solely responsible for developing the Web Site, providing telecommunication services, Web Site security, servers and any other hardware and software in respect of the Web Site, and for providing or separately obtaining all domain names, storage, access (including secure access) and other web hosting services in respect thereto. Deluxe shall have no obligations as respects such web hosting services and Deluxe shall have no other obligations as respects the maintenance, update or support of the Web Site and such enhancements and functionality. At VBIAEs request, Deluxe shall perform other services related to the Web Site as shall be requested by VBI and agreed to by Deluxe, upon agreement by VBI and Deluxe regarding the prices and terms applicable to such additional services; provided, however that Deluxe shall not be obligated to agree to perform such other services.

      8. Deluxe Fees and Charges. The prices to be paid by VBI for the Fulfillment Services provided by Deluxe pursuant to this Agreement are as set forth in Schedule A hereto. Unless otherwise indicated, amounts owed by VBI for the Fulfillment Services are to be calculated using the total quantity of Fulfillment Services ordered by VBI and performed by Deluxe in a calendar month. Pricing in respect of any additional services not provided for herein, or for Fulfillment Services requested by VBI outside of the United States and Canada, will be agreed upon by the parties as a condition to, and at the time, such Fulfillment Services are requested.

      9. VBI Materials.

            9.1 Title to the VBI Materials. Title (subject to the security interest reserved in Section 11 of this Agreement) to the VBI Materials delivered to or held by Deluxe pursuant to this Agreement, and risk of loss or damage, shall be at all times in VBI.

            9.2 Insurance. VBI shall fully insure all VBI Materials delivered to, deposited with or created by Deluxe and which are the property of VBI against all insurable risks.

            9.3 Accuracy and Review of the VBI Materials. VBI assumes sole responsibility for: (i) the accuracy of all materials provided to Deluxe, including without limitation, the VBI Materials, descriptive claims, warranties, guarantees, nature of business and address where business is conducted; and (b) ensuring that the VBI Materials and the performance of Fulfillment Services by Deluxe hereunder do not infringe or violate any right of any third party.

            9.4 Content of the VBI Materials. VBI shall ensure that the VBI Materials do not contain any content or materials which are obscene, threatening, malicious, which infringe on or violate any applicable law or regulation or any proprietary, contracts, moral, privacy or other third party right, or which otherwise expose Deluxe to civil or criminal liability. In the event any VBI Materials do not satisfy the foregoing requirements in this Section 9.4, VBI shall be deemed to be in material breach of this Agreement.

            9.5 Internet Access and Security. VBI shall be solely responsible for establishing and maintaining procedures assuring secure access to the System from the Web Site(s) or from VBIAEs own operating environment, and monitoring and verifying the security and integrity of that operating environment.

      10. Destruction of VBI Materials. From time to time, as requested in writing by VBI, Deluxe will destroy VBI Materials specified by VBI pursuant to the terms and conditions of this Agreement. In any and all instances where Deluxe provides destruction Fulfillment Services for VBI, Deluxe shall be responsible for coordinating and implementing such destruction Fulfillment Services including, without limitation, transportation, dumping, security and providing VBI with a certificate of destruction (to include, at a minimum, the quantity and description of the particular item(s) destroyed, date and method of destruction). Pricing in respect of destruction Fulfillment Services will be agreed upon by the parties at the time such Fulfillment Services are requested and as a condition to the performance of such Fulfillment Services by Deluxe.

      11. Payment. Deluxe shall provide VBI with monthly invoices for work performed hereunder. VBI shall pay all charges in full within thirty (30) days from the postmark date on each such invoice (each, a oPayment Dateoe). Deluxe shall assess a late charge of one percent (1%) per month, or portion thereof, commencing on the Payment Date.

      Nothing in this Agreement or otherwise shall constitute a waiver by Deluxe of any statutory or common law lien on any and all VBI materials in its possession in respect of amounts owed by VBI to Deluxe under this Agreement or any of the other Deluxe Agreements.

      12. Taxes, Insurance, Freight. Unless otherwise stated, the prices for Fulfillment Services set out on Schedule A hereto do not include sales, use, value added, manufacturing, processing, excise or other similar taxes, duties, insurance, or freight. VBI shall indemnify and hold Deluxe and its parent, affiliated and subsidiary companies and their respective officers, directors, employees, agents, licensees and affiliates harmless against any and all losses, damages, costs, expenses, reasonable attorneysAE fees or other liabilities including, without limitation, costs incurred in successfully asserting the right to indemnification hereunder, which arise out of or are founded upon any claim against Deluxe for any such tax, duty, insurance or freight liability incurred by Deluxe under any existing or future law in connection with the Fulfillment Services provided to VBI hereunder or the sale, purchase, delivery, storage, processing, use or consumption of any material. Deluxe shall indemnify and hold VBI harmless against any and all expenses which arise as a result of any relocation of facilities or Fulfillment Services by Deluxe that results in tax liability incurred by VBI under any existing or future law, provided that the cause of such tax liability is not the result of relocation of Fulfillment Services by Deluxe pursuant Section 2.2 hereof due to VBIAEs failure to comply with its lead time obligations pursuant to
Section 6 hereof. Either party shall, upon request of the other party, reasonably assist in defending any audit or other proceeding brought by the taxing authority in any jurisdiction with respect to such tax. VBI shall provide Deluxe, upon request, resale tax jurisdiction numbers and certificates for all applicable jurisdictions.

      13. Return of Materials. Upon expiration or termination of this Agreement, all inventory of the VBI Materials not sold or otherwise utilized during the term of this Agreement shall be promptly returned to VBI. For any and all labor costs associated with the disposition of the inventory as instructed by VBI, Deluxe shall issue an invoice for payment of said services in accordance with the labor rates set forth in Schedule A hereto. VBI shall be permitted to conduct a physical inventory of the VBI Materials at VBIAEs expense at Deluxe facilities at VBIAEs discretion. Such physical inventory shall be conducted upon at least twenty-four (24) hours advance notice, during normal business hours and in a manner so as not to interfere with normal business activities of Deluxe.

      14. Warranties; Indemnification.

            14.1 VBI Warranties. Visual Bible International, Inc. hereby represents and warrants that:

                  (a) it has the right to enter into this Agreement and perform its obligations hereunder in accordance with the terms and conditions hereof;

                  (b) it has or shall have all such rights and third party authorizations and consents with respect to the VBI Materials and the Web Site as shall be required in order to order Fulfillment Services pursuant to this Agreement and the provision of such Fulfillment Services by Deluxe shall not violate the copyright or other intellectual property rights, privacy rights or any other rights of any other person in such VBI Materials; and

                  (c) by entering into and performing its
obligations under this Agreement, it will not be in violation of, and Deluxe will not be improperly interfering with any term of, any other agreement, arrangement, or prospective relationship to which VBI or any affiliate of VBI, or any supplier of Fulfillment Services to VBI which are to be provided by Deluxe under this Agreement, is a party.

            14.2 Deluxe Warranties. Deluxe hereby represents and warrants that:

                  (a) it has the right to enter into this Agreement and perform its obligations hereunder in accordance with the terms and conditions hereof;

                  (b) the Fulfillment Services shall be performed in a manner consistent with the highest quality Deluxe provides to any other comparable customer for comparable services;

                  (c) to the best of DeluxeAEs knowledge, the Deluxe Materials do not and will not infringe, or be misappropriations of, the property rights of third parties, provided, however, that Deluxe shall not be deemed to have breached such warranty to the extent that VBI or its agent(s) have modified the System in any manner or if the System incorporates unauthorized third-party materials.

            14.3 Indemnification. Each party hereby agrees to indemnify, defend, protect, save and hold harmless the other and its affiliates from and against any and all third party claims, actions, suits, costs, liabilities, judgments, obligations, lawsuits, penalties, expenses or damages (including, without limitation, reasonable legal fees and expenses) incurred or sustained by such party by reason of or resulting from any breach of the warranties, representations or obligations of such party hereunder.

      15. Proprietary Rights; Ownership of Materials.

            15.1 Proprietary Rights of VBI. As between VBI and Deluxe, the VBI Materials shall remain the sole and exclusive property of VBI, including, without limitation, all copyrights, trademarks, patents, trade secrets and any other proprietary rights.
 Nothing in this Agreement shall be construed to grant Deluxe any ownership right in, or license to, the VBI Materials, except as provided herein. VBI hereby grants to Deluxe a non-exclusive, worldwide, royalty-free license for the Term of this Agreement to edit, modify, adapt, translate, exhibit, publish, transmit, participate in the transfer of, reproduce, create derivative works from, distribute, perform, display and otherwise use the VBI Materials as necessary to render the Fulfillment Services to VBI under this Agreement.

            15.2 Proprietary Rights of Deluxe. Subject to VBIAEs ownership interest in the VBI Materials and the content, data and information relating directly thereto as further provided in Section
15.1 above, the System and all materials, including but not limited to, any computer software (in object code and source code form), script, programming code, data, information, content and materials, developed or provided by Deluxe or its suppliers under this Agreement (with the exception of original elements of audiovisual displays created hereunder specifically for VBI, which shall be deemed to be part of the VBI Materials), and any trade secrets, know-how, methodologies and processes related to DeluxeAEs products or services, shall remain the sole and exclusive property of Deluxe or its suppliers, including, without limitation, all copyrights, trademarks, patents, trade secrets, and any other proprietary rights inherent therein and appurtenant thereto (collectively oDeluxe Materialsoe). To the extent, if any, that ownership of the Deluxe Materials does not automatically vest in Deluxe by virtue of this Agreement or otherwise, VBI hereby transfers and assigns to Deluxe all rights, title and interest which VBI may have in and to the Deluxe Materials. VBI acknowledges and agrees that Deluxe is in the business of developing on-line inventory management systems and designing and hosting web sites, and that Deluxe shall have the right to provide to third parties services which are the same or similar to the Fulfillment Services, and to use or otherwise exploit any Deluxe Materials in providing such services. VBI agrees not to alter or obscure any Deluxe proprietary markings on the Deluxe Materials. Deluxe hereby grants to VBI a limited, non-exclusive, non-transferable license solely for the Term of this Agreement for VBI or the entity it retains to provide the hosting services for the Web Site (oHosting Servicesoe) to make use of Deluxe Materials which are required for the operation of the Web Site and to conduct the Hosting Services. Deluxe hereby reserves for itself all rights in and to the Deluxe Materials not expressly granted to VBI in the immediately foregoing sentence. In no event shall VBI use any trademarks or service marks of Deluxe without DeluxeAEs prior written consent. Unless otherwise agreed to in writing by Deluxe, the transfer or attempted transfer of the System to any unauthorized host server shall automatically terminate the foregoing license.

      16. Exclusivity. During the entire Term of this Agreement, VBI hereby agrees to use Deluxe exclusively for all of VBIAEs requirements for Fulfillment Services in the United States and Canada. In the event VBI shall acquire control of an entity subsequent to the date of this Agreement, that entity shall be bound by this section except (i) to the extent the entity is bound by a bona fide agreement with a third party to perform some or all of the Fulfillment Services (a oThird Party Agreementoe), or (ii) the entity owns or controls a facility at which some or all of the Fulfillment Services are performed, then until such time as the operations of such facility cease, which in no event shall exceed one (1) year. The entity may comply with the terms of a Third Party Agreement (with respect to the covered Fulfillment Services only) until the earlier of the expiration of any current mandatory term of the agreement or the date that such agreement can be validly terminated without penalty, provided that within thirty (30) days after the acquisition of such entity, VBI so notifies Deluxe of the Third Party Agreement and the expiration date thereof.

      17. Term. The term of this Agreement (the oTermoe) shall commence on the Effective Date, and shall terminate on the third
(3rd) anniversary of the Effective Date, unless terminated earlier under Section 18 of this Agreement. Upon termination of this Agreement for any reason, Deluxe shall promptly return to VBI all materials, elements or other VBI property.

      18. Early Termination. This Agreement shall terminate prior to the third (3rd) anniversary of the Effective Date as follows:

            (a) either party may terminate this Agreement by providing notice to the other party of termination if the other party is in material breach of any of its covenants or obligations under this Agreement and such other party has not rectified the breach within thirty (30) days of having received notice of the breach from the terminating party (or as regards matters that cannot reasonably be cured within such period, where reasonable steps to correct or cure such failure have not been commenced in a timely manner within such thirty (30) day period), provided that such cure period shall be reduced to ten (10) business days after receipt of the foregoing written notice of breach in the event that the breach was the result of a failure to pay amounts due on a timely basis;

            (b) either party may terminate this Agreement by providing notice of termination to the other party if the other party files a petition in bankruptcy or is adjudicated a bankrupt or has an involuntary bankruptcy proceeding instituted against it (which proceeding is not dismissed within ninety (90) days), is insolvent, makes an assignment for the benefit of creditors or takes advantage of or is subject to any insolvency law or if a receiver is appointed in respect of the other partyAEs business (unless such receiver is removed within ninety (90) days from the date of its appointment);

            (c) either party may terminate this Agreement if (i) there is any sale, lease, exchange or other transfer of fifty percent (50%) or more of the outstanding voting or equity securities of the other party, or (ii) if either party sells substantially all of its assets to an unrelated third party, or (iii) if VBI sells or licenses the right to select the provider of fulfillment services;

            (d) Deluxe may terminate this Agreement if any of the Deluxe Agreements is terminated for any reason whatsoever, or in the event of a default by VBI under any of the Deluxe Agreements or the inventory security agreement to be entered into among VBI, Deluxe, Deluxe Media Services, Inc. and Deluxe Toronto Ltd., after the expiration of any applicable notice and cure periods; and/or

            (e) Either party may terminate this Agreement upon sixty
(60) days prior written notice of such termination to the other party. No such termination by Company shall be effective until all amounts payable by Company to Deluxe pursuant to this Agreement have been paid in full by Company.

      19. Enforcement.

            19.1 Claims. Neither party shall be responsible for any act, default or negligence on the part of the other party. Deluxe shall not be responsible for any defect due to defects in the materials provided or approved by VBI or damage in transit by a common carrier. In no event shall either party be entitled to assert any claim more than one (1) year after the date of shipment of a defective product or the incident precipitating such claim.

            19.2 Disclaimer; Limitation of Liability. DELUXE HEREBY DISCLAIMS ALL WARRANTIES AND LIABILITIES OF ANY KIND, EXPRESS OR IMPLIED, ORAL OR IN WRITING, INCLUDING WITHOUT LIMITATION ANY IMPLIED WARRANTIES AS TO MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, EXCEPT FOR THE LIMITED WARRANTIES PROVIDED IN SECTION 14.2 HEREOF. UNDER NO CIRCUMSTANCES WHATSOEVER SHALL DELUXE OR ANY OF ITS AFFILIATES BE LIABLE TO VBI OR ANY OTHER PERSON FOR ANY SPECIAL OR CONSEQUENTIAL DAMAGES INCLUDING, WITHOUT LIMITATION, LOSS OF PROFITS, INCURRED BY VBI OR ANY OTHER PERSON AND RESULTING FROM ANY ACTS, OMISSIONS, NEGLIGENCE OR BREACH OF DUTY (CONTRACTUAL OR OTHERWISE) OF THE EMPLOYEES, AGENTS OR SUBCONTRACTORS OF DELUXE. DELUXE SHALL HAVE NO LIABILITY FOR UNAUTHORIZED ACCESS TO, OR ALTERATION, THEFT OR DESTRUCTION OF, THE WEB SITE, THE SYSTEM OR VBIAES MATERIALS, DATA FILES, PROGRAMS OR INFORMATION THROUGH ACCIDENT, FRAUDULENT MEANS OR DEVICES. THE AGGREGATE LIABILITY OF DELUXE TO VBI FOR ANY REASON AND UPON ANY AND ALL CAUSES OF ACTION ARISING FROM OR RELATED TO THE WEB SITE OR THE SYSTEM SHALL NOT EXCEED THE TOTAL FEES PAID BY VBI TO DELUXE FOR THE SERVICES TO BE PROVIDED BY DELUXE TO VBI PURSUANT TO THIS AGREEMENT.

            19.3 Remedies Cumulative. None of the rights, powers or remedies conferred upon any party shall be mutually exclusive, and each such right, power or remedy shall be cumulative and in addition to every other right, power or remedy, whether conferred thereby or hereafter available at law, in equity, by statute or otherwise.

            19.4 No Implied Waiver. No course of dealing between the parties and no delay in exercising any right, power or remedy conferred hereby or now or hereafter existing at law, in equity, by statute or otherwise, shall operate as a waiver of, or otherwise prejudice, any such right, power or remedy.

      20. Miscellaneous.

            20.1 Governing Law. This Agreement shall be construed in accordance with the laws of the State of California without reference to its choice of law rules. Deluxe and VBI agree that any judicial proceeding arising out of or relating to this Agreement shall be brought in the federal and state courts sitting in Los Angeles, California and Deluxe and VBI hereby irrevocably submit to the exclusive jurisdiction of such courts and waive any objection they may have to the venue of such courts.

            20.2 Independent Contractors; No Third Party
Beneficiaries. The relationship between the parties hereto is that of independent contractors and nothing herein contained shall be construed to create any partnership, joint venture, agency, fiduciary or employment relationship between the parties. This Agreement is not made for the benefit of any third party, and no third party shall have any rights as a result of this Agreement.

            20.3 Amendments and Waivers. No amendment or waiver of this Agreement shall be effective unless executed and agreed in writing by the party to be bound thereby. No waiver of this Agreement shall constitute a waiver of any other provision of this Agreement or a continuing waiver unless expressly provided.

            20.4 Notices. Any notices required or permitted to be given hereunder shall be in writing and given in person or by certified mail or facsimile to the following address or at such other address as may be designated in writing by either of the parties or by facsimile transmission at the facsimile number shown below or at such other facsimile number as may be designated in writing by either of the parties. Notice shall be deemed to have been received on the date received if delivered in person, four (4) business days after being mailed postage prepaid, and on the date sent and on which machine confirmation is provided by the senderAEs facsimile equipment if sent by facsimile.

If to Deluxe:  Deluxe Laboratories, Inc.
1377 North Serrano Avenue
Hollywood, California 90027
Attention:  President
Telephone No.:  323-462-6171
Telecopy No.:  323-466-6325

With a copy to:     Deluxe Media Management
200 South Flower Street
Burbank, California 91501
Attention:  Michael Alvarez
Telephone No.:  818-525-2100
Telecopy No.:  818-525-2101

and: Piper Rudnick LLP
203 North LaSalle Street, Suite 1800
Chicago, Illinois 60601-1293
Attention:  Larry S. Goldberg
Telephone No.:  312-368-8550
Telecopy No.:  312-630-6320

If to VBI:     Visual Bible International, Inc.
1235 Bay Street, Suite 300
Toronto, Ontario M5B 3K4, CANADA
Attention:  Executive Vide President and
                  Chief Financial Officer
Telephone No.:  416-323-2333
Telecopy No.:  416-323-2334

and: Lang Michener
BCE Place - Suite 2500
181 Bay Street
Toronto, Ontario M5J 2TJ, CANADA
Attention:  Howard M. Drabinsky
Telephone No.:  416-307-4033
Fax No.:  416-304-3750

            20.5 Force Majeure. Deluxe shall not be obligated to perform Fulfillment Services at any time during the Term when Deluxe is unable to perform or is materially hampered from performing because of failure of communications or postal services, fire, strike, accidents, acts of God or of the public enemy, labor strife, war, governmental regulations or other force majeure contingencies. In the event that a force majeure contingency occurs, the Term of this Agreement shall be extended for a period equal to the time during which Deluxe was unable to perform Fulfillment Services hereunder.

            20.6 Entire Agreement. This Agreement constitutes the entire agreement between the parties and supersedes and replaces all prior written or oral agreements and understandings, if any, between the parties relating to the subject matter hereof. There are no warranties, representations or agreements between the parties in connection with the subject matter of this Agreement except as specifically set forth or referred to in this Agreement.

            20.7 Confidentiality. Each party agrees that during the course of this Agreement, information that is confidential or proprietary may be disclosed to the other party, including, but not limited to, software, technical processes and formulas, source codes, product designs, sales, cost and other unpublished financial information, product and business plans, advertising revenues, usage rates, advertising relationships, projections and marketing data (oConfidential Informationoe ). Confidential Information shall not include information that the receiving party can demonstrate (a) is, as of the time of its disclosure, or thereafter becomes part of the public domain through a source other than the receiving party, (b) was known to the receiving party as of the time of its disclosure,
(c) is independently developed by the receiving party without use of or reliance upon the information provided to the receiving party, or
(d) is subsequently learned from a third party not under a confidentiality obligation to the providing party. Except as provided for in this Agreement, each party shall not make any disclosure of the Confidential Information to anyone other than its employees who have a need to know in connection with this Agreement.

 Each party shall notify its employees of their confidentiality obligations with respect to the Confidential Information and shall require its employees to comply with these obligations. The confidentiality obligations of each party and its employees shall survive the expiration or termination of this Agreement.

            20.8 Severability. Each of the provisions contained in this Agreement is distinct and severable and the declaration of invalidity or unenforceability of any such provision by a court of competent jurisdiction shall not affect the validity or enforceability of any provision hereof.

            20.9 Headings. The inclusion of headings in this Agreement is for convenience of reference only and shall not affect the construction or interpretation hereof.

            20.10 Currency. All currency amounts referred to in this Agreement are United States dollars.

            20.11 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties and their successors and permitted assigns. Neither party hereto may assign, transfer or in any manner convey its rights under this Agreement, in whole or in part, or delegate any of its obligations hereunder without the prior written consent of the other party, which consent shall not be unreasonably withheld, provided that either party may assign this Agreement and all of its interest and rights herein, and delegate all of its obligations hereunder, to any entity controlling, controlled by or under common control with it, or to an entity which has succeeded to substantially all of that partyAEs business and assets, provided that the assignee is a financially responsible party as determined by the non-assigning party (or, if the non-assigning party determines that the assignee is not a financially responsible party and the assignor guarantees the assigneeAEs performance hereunder) and, provided that the assignee assumes and agrees to perform the obligations of the assigning party and a copy of such assignment and assumption is delivered to the other party. No such assignment or assumption will relieve the assigning party of its obligations under this Agreement up to the date of the assignment. As between the parties, any attempted assignment in violation of the foregoing shall be deemed void and of no force and effect.

            20.12 Counterparts. This Agreement may be executed in two (2) or more counterparts and by different parties hereto in separate counterparts, with the same effect as if all parties had signed the same document. All such counterparts shall be deemed an original, shall be construed together and shall constitute one and the same instrument.

[SIGNATURES ON FOLLOWING PAGE]

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first set forth above.

DELUXE LABORATORIES, INC.




By:
Name:
Title:



VISUAL BIBLE INTERNATIONAL, INC.




By:
Name:
Title:





(PR#30372700.doc)



SCHEDULE A
FULFILLMENT SERVICES

I. RECEIVING

All materials to be delivered by VBI and its vendors to Deluxe
Valencia facility at the following address:
Deluxe Media Management
29125 Avenue Paine
Valencia, California 91355
(661) 702-1374
(661) 702-1375

All materials will be inventoried in reasonable detail, assigned a specific location and entered into the Deluxe proprietary inventory control system.

All pricing set forth in this Schedule A assumes VBI Materials are arriving complete and that no further assembly is required, other than putting units into a shipper box.

II. WEB SITE INTERFACE TO ORDERING SYSTEM

Includes the following to be undertaken in connection with the integration of the System into the Web Site(s) developed and operated by VBI pursuant to Section 7 of this Agreement:
- Coordination and management of conference calls and information exchange
- IT labor and consulting fees
- Create Statement of Work for interface
Cost: $95.00/hour following the initial fifteen hours, which shall be provided at no hourly charge.
Any hardware/software purchased by Deluxe on VBIAEs behalf will be subject to an agency fee (markup) of 25%.

III. TIMELINE
The Gospel of John:
Anticipated deliveries to/from Deluxe:
- 25,000 sets* to be delivered to Deluxe Valencia as per Section I above on or about 10/28
- 25,000 sets* to be delivered to Deluxe Valencia as per Section I above on or about 10/29
- 25,000 sets* to be delivered to Deluxe Valencia as per Section I above on or about 10/30
- 75,000 sets* to be available for delivery from Deluxe Valencia on or about 10/31

November Shipments:
- 175,000 sets* to be delivered to Deluxe Valencia as per Section I above on or about 11/21
- 175,000 sets* to be available for delivery from Deluxe Valencia on or about 11/25

December Shipments:
- 250,000 sets* to be delivered to Deluxe Valencia as per Section I above on or about 12/13
- 250,000 sets* to be available for delivery from Deluxe Valencia on or about 12/17
*All amounts are estimates only, and are comprised 2/3 of DVD sets and 1/3 of VHS sets.

IV. FULFILLMENT AND STORAGE SERVICES

A. Account Set-Up:  Includes the following:
- Creation of VBI on-line inventory management system by Deluxe IT personnel to be accessed by means of the Web Site(s) being developed and operated by VBI in accordance with Section 7 of this Agreement.

Such on-line inventory management system will permit VBI to access an active list of current inventory of VBI Materials as well as an archive list of inactive inventory of VBI Materials. The on-line inventory management system shall provide for capabilities including, without limitation the ability of VBI and/or Deluxe to:
(i) view access, (ii) print inventory, (iii) import function, (iv) search by order number, product number, description/element and title, (v) view full shipping history by order number, product number, title and description.
- Basic information technology support of on-line inventory management system. Includes full online support for the first year to assist users in navigating the inventory and to provide technical updates to the system. After one year Deluxe and VBI will negotiate in good faith the costs payable by VBI to maintain the inventory system thereafter.
- Initial verification of VBI Materials or physical oroughoe count
- Upload of digital image of VBI Materials to on-line inventory system including quantity and description
- Assign a specific pallet location
- Physical relocation of materials in Deluxe facility racks/open bays

Cost: NO CHARGE for the initial fifteen hours of labor provided. Each additional hour shall be charged at $95.00/hour.
The Fulfillment Services set forth in this Section IV(A) relate only to the development and support of an on-line inventory management system and not to designing, building, servicing and/or hosting of a web site or web sites. Deluxe is not providing any hardware or software (other than the on-line inventory management system) to VBI.
B. Shipper Carrier: VBI has selected the United States Postal Service (USPS) to facilitate all domestic and international shipments. Deluxe will obtain and integrate the software necessary to facilitate shipping via the USPS. VBI is responsible for setting up all accounts with the USPS (i.e. Bulk Mail, Media Mail permits, etc.) and ensuring that there are sufficient funds deposited in these accounts, at all times, to cover the shipping of VBI
Materials. In the event the USPS at any time refuses to take or ship any packages from Deluxe due to lack of funds, Deluxe will not bear any responsibility for such delay in shipment. VBI acknowledges and agrees that all shipments made by Deluxe hereunder are made solely for VBIAEs account, and VBI is solely responsible for all costs and expenses associated with such shipments (including without limitation the costs of freight and insurance). VBI hereby agrees that Deluxe shall not be deemed a oconsignoroe of the VBI Materials on any bill of lading, invoice, or otherwise, and further agrees that it shall instruct the USPS (and any other shipper engaged by VBI pursuant to this Agreement) in writing (with a copy to Deluxe) that Deluxe is not a consignor on any shipments made on VBIAEs behalf. All queries made to the USPS shall be made by VBI directly to the USPS.

C. Supplies:  Supplies considered onormaloe shall be the following:
- Tape
- Packing paper (if needed)
- Shipping labels

Cost:  NO CHARGE
All custom supplies (i.e., master carton) shall be billed separately at cost to VBI. The final master carton will be sized to fit contents so that it does not require any additional packing supplies for shipments.
The USPS may provide custom packaging, depending on certain criteria such as the number of shipments being done with them or possibly the total dollar amount of shipments. Deluxe will provide to the USPS recommended carton sizes. However, any agreement to produce custom boxes will be between VBI and the USPS.

D. Returns:
For DVDs and/or VHS sets returned due to damage that occurred during shipment, reimbursement will be issued by the chosen carrier (i.e., USPS).
For DVDs and/or VHS sets returned due to defective manufacturing and which defects have been verified by Deluxe, reimbursement will be issued by Deluxe. Customers will be issued a return or prepaid label for returned VBI Materials.

E. Order Fulfillment:  Includes the following:
- Receipt of order via web site
- Pulling of the VBI Materials(s) from stock
- Adjustments to stock via on-line inventory system
- Coordination and management for creation of the personalized shipping label
- Packaging of the materials
- Affixing the shipping label to the package
- Quality control inspection of package
- Shipping confirmation e-mail to VBI
- Tracking of the shipment
- Inventory control management

Cost:     $4.50/unit 0-100K units
$3.00/unit 101K-200K units
$2.50/unit 201K-300K units
$2.00/unit 301K-400K units
$1.25/unit 401K and over
$0.25 per unit for additional units shipped to same address as part of the same order
The term ounitoe, as used in this Section E only, includes 1 DVD Disc or 1 Videocassette or 1 packaged box set of DVD Discs or Videocassettes, plus, in each case, up to one promotional material item. The included promotional material item must add no more than one and one-half (1 ) pound to the weight of the shipment. Any promotional material items weighing more than one and one-half (1 ) pound or otherwise requiring custom packaging or packaging materials shall incur additional costs and shall be billed separately to VBI. Promotional material items consisting of garments that require folding, repackaging or other specialty handling shall incur an additional per unit charge of $0.10.
CD soundtracks that are shipped together with a unit (as defined above) to the same address as part of the same order shall be considered an additional unit in that order and shall incur a per unit charge of $0.25. CD sountracks that are shipped separately (without another unit) shall incur a per unit charge of $1.25.

F. Storage:  Includes the following:
- 4AE x 4AE x 4AE Pallet space allocation in warehouse
- Monthly inventory control reports as requested by VBI
- 24-hour security
- Required liability insurance coverage

Cost:  $14.00 per pallet/month
Pallet counts are conducted at the end of each calendar month and VBIAEs storage costs for that month are based on the total number of pallets stored in DeluxeAEs facility at that time.

V. ADDITIONAL SERVICES

A. Reports. Deluxe shall generate and provide to VBI the following reports:

1. Daily Reports.
Daily shipment recap report
Daily receiving report
Daily pending orders
Daily inventory report

2. Monthly Reports.
Inventory           Item Shortage
Items Shipped            Shipping
Shipped Orders Summary        Returns
Fulfillment Service Charges   Order Status Summary
Storage Service Charges
NOTE: At the mutual agreement of the parties, some of the reports may be consolidated. Some reports may also be modified to include additional pertinent information that is not being provided currently and such modifications shall be provided as follows: (i) all minor modifications, defined as a modification that requires less than thirty (30) minutes of programming time, shall be provided at no additional cost to VBI; and (ii) all major modifications, defined as a modification that requires thirty (30) minutes or more of programming time, shall be provided at the applicable custom programming rates as set forth in Section V(B) hereof.

B. Custom Programming / Web Development: Any and all development requiring Deluxe information technology personnel over and above the services outlined above shall be discussed and billed separately.
Prior to work being performed, the parties shall agree on all pricing related thereto.
Cost:  $95.00/hour

C. This Schedule A does not cover fulfillment of any configuration other than DVD or VHS sets. Any custom packaging (i.e. to include a promotional item, any bounce-back material, etc.) will be quoted separately.

D. The prices set forth in this Schedule A shall be effective throughout the first year of the Term of the Agreement. After one year Deluxe and VBI will negotiate in good faith the prices to apply thereafter. If, after good faith negotiations, the parties cannot agree on the prices to apply thereafter, either party shall have the right to terminate this Agreement.